UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2009

AMBASSADORS INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-26420	91-1688605

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2101 4th Avenue, Suite 210, Seattle, Washington 98121
(Address of Principal Executive Offices)
(Zip Code)
(206) 292-9606
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 17, 2009, the board of directors (the “Board”) of Ambassadors International, Inc. (the “Company”) held a meeting at which it (i) elected Messrs. Eugene I. Davis, John Bianco and Stephen P. McCall to the Board, (ii) accepted the resignations of Messrs. J. Hale Hoak and Rafer L. Johnson from the Board and (iii) determined the size of the Board to be five (5) members. The Board also elected Mr. Davis as Chairman of the Board. The resignations of Mr. Hoak and Mr. Johnson did not relate to any disagreement with the Company.
     The Board meeting was held pursuant to the terms of three separate, previously disclosed Exchange Offer Commitment and Support Agreements (the “Support Agreements”) that the Company had entered into with each of Whippoorwill Associates, Inc. (as agent for its discretionary accounts), Highbridge Capital Management, LLC and Polygon Global Opportunities Master Fund, in connection with the Company’s recently completed exchange offer (the “Exchange Offer”) for its outstanding 3.75% Convertible Senior Notes due 2027 (the “Convertible Notes”). Under each Support Agreement, the Company agreed to elect as a director one (1) individual designated by the counterparty to the Support Agreement.
     Mr. Davis, Mr. Bianco and Mr. McCall will serve as the Class II, Class III and Class I directors of the Company, respectively.
     The Board has determined that each of Mr. Davis, Mr. Bianco and Mr. McCall is independent, as required under the rules of the NASDAQ Global Market and the Securities and Exchange Commission. Except as stated herein, there are no arrangements or understandings known to the Company between any of Mr. Davis, Mr. Bianco or Mr. McCall and any other person pursuant to which any of them was selected as a director.
     The Board determined that the four independent directors of the Company, namely, Mr. Davis, Mr. Bianco, Mr. McCall and Mr. Daniel J. Englander, would serve as members of the Company’s Audit Committee and Compensation and Nominating Committee. The Board expects to review the composition and role of its committees at subsequent Board meetings.
     The Board also determined to make a one-time grant of restricted shares of the Company’s common stock under the Company’s 2005 Incentive Award Plan, as amended and restated (the “Plan”), to the four independent directors of the Company. Mr. Davis, Mr. Bianco, Mr. McCall and Mr. Englander were granted 321,211, 53,535, 53,535 and 53,535 restricted shares, respectively. The restricted shares granted to each director will vest in three equal installments on the first, second and third anniversaries of the grant date, November 17, 2009, subject to the director’s continued service as an independent director with the Company and the terms of the Plan and the grant award agreement. Notwithstanding the foregoing, all unvested restricted shares will vest upon a change of control of the Company, as defined in the Plan. The Board will also make an appropriate adjustment to the number of restricted shares granted under these grants to adjust for the dilutive effect of any common stock issuance in connection with any exchange of Convertible Notes for shares of the Company’s common stock or shares of the Company’s common stock and the Company’s 10% Senior Secured Notes due 2012 (“New Notes”), including if there is any issuance of common stock to holders of New Notes pursuant to the “most favored nation” provision of the indenture for the New Notes which requires such an issuance if the value of the consideration per $1,000 principal amount of Convertible Notes in any such exchange is greater than the value per $1,000 principal amount of Convertible Notes of the shares and New Notes received in the Exchange Offer (measured at the time of any such exchange).
     There are no related transactions between Mr. Davis, Mr. Bianco or Mr. McCall and the Company that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMBASSADORS INTERNATIONAL, INC.
Date: November 19, 2009	By:	/s/ Arthur A. Rodney
Arthur A. Rodney
Chief Executive Officer